Exhibit 2.2

First Amendment to Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger is entered into as of April 30, 2004 (the “Amendment”) by and among Charles River Associates Incorporated, a Massachusetts corporation (“Parent”), IP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), InteCap, Inc., a Delaware corporation (the “Company”), and William E. Dickenson in his capacity as the agent, attorney-in-fact and representative of the Company Stockholders and Transaction Incentive Plan Recipients (the “Company Stockholder Representative”).

A.                                   Parent, Merger Sub, the Company and the Company Stockholder Representative are parties to an Agreement and Plan of Merger (the “Agreement”) dated as of March 18, 2004 (the “Signing Date”) providing for, among other things, the merger of Merger Sub with and into the Company on the terms and conditions set forth in the Agreement; and

B.                                     Parent, Merger Sub, the Company and the Company Stockholder Representative wish to modify certain provisions of the Agreement to assure that the Company Stockholders, the Transaction Incentive Plan Recipients (each as defined in the Agreement) and the Company Stockholder Representative have an insurable interest with respect to the Indemnity Insurance Policy and to make certain other changes to the terms of the Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Section 2.8(g) of the Agreement is hereby amended to add the following sentence at the end:  “For the purposes of this Agreement, the $39,000 cash security deposit made to the landlord of the former San Francisco office in lieu of a letter of credit shall be deemed to be a Special Letter of Credit to the extent held by the landlord at the Effective Time, and all or any portion of such security deposit returned to the Company after the Effective Time shall on the date of such return be treated as if such Special Letter of Credit were reduced in amount by the amount of such returned funds.”

2.                                       Section 2.13(h) of the Agreement is hereby amended to add the following sentence at the end:  “The Company Stockholder Representative is authorized, on behalf of the Company Stockholders and the Transaction Incentive Plan Recipients, to enter into the Agreement regarding Indemnity Insurance Policy, substantially in the form of Exhibit I, and such amendments thereto and other agreements regarding the Indemnity Insurance Policy as the Company Stockholder Representative shall deem necessary or advisable in his sole discretion.”  The list of exhibits to the Agreement is hereby amended to add at the end “Exhibit I – Agreement regarding Indemnity Insurance Policy”.  Exhibit I attached hereto shall be Exhibit I to the Agreement.

3.                                       Section 3.2(a) of the Agreement is hereby amended effective as of the Signing Date to delete the number “15,629,827.013” and to insert in its place the number “15,629,826.013”.  Section 3.2(a) of the Disclosure Letter is hereby amended effective as of the Signing Date to (a) delete from the attachment entitled “Common Stock Holdings as of 3/18/04” the 937.5 shares attributed to Sarah Leinweber, (b) delete from that attachment the total number “15,630,764.513”, (c) insert in its place the number “15,629,826.013” and (d) adjust the respective percentages of common stock ownership on that attachment accordingly.  Section 3.2(b) of the Disclosure Letter is hereby amended effective as of the Signing Date to add the following disclosure:  “8.  The Company Preferred Stock is redeemable pursuant to the terms set forth in the Company’s Certificate of Incorporation.”

4.                                       Section 6.13 of the Agreement is hereby amended to delete the words “which policy shall name Parent as an insured” and to insert in their place the words “which policy shall name Parent as the loss payee.”

5.                                       Section 8.3(b) of the Agreement is hereby deleted in its entirety and replaced by the following: “(b)  All Parent Claims with respect to any breach of the Fundamental Representations relating to the matter described in Schedule 8.3(b) shall be brought and recovered by Parent (i) first, up to the point that the aggregate amount of such Parent Claims (including for this purpose the amount or portion of the amount of any such Parent Claims for which no indemnification may be required pursuant to Section 8.3(c) of the Agreement) shall equal $1,000,000, by the return to Parent of property from the Escrow Fund, (ii) second, the Company Stockholder Representative, on behalf of the Company Stockholders and the Transaction Incentive Plan Recipients, shall indemnify, defend and hold harmless the Parent Group as provided in this Article 8, but only to the extent of payments under the Indemnity Insurance Policy pursuant to claims made under the Indemnity Insurance Policy (it being understood that payments shall be made under the Indemnity Insurance Policy only after satisfaction of the retention provisions of such policy); and (iii) third, if Parent shall be entitled to indemnification under this Article 8 with respect to any such Parent Claims and if for any reason Parent shall not receive payment under the Indemnity Insurance Policy of the full amount of such Parent Claims, by the return to Parent of property from the Escrow Fund.  All Parent Claims with respect to any other breach of the Fundamental Representations shall be brought and recovered by Parent (i) first, by the return to Parent of property from the Escrow Fund, and (ii) second, upon depletion of the Escrow Fund, the Company Stockholder Representative, on behalf of the Company Stockholders and the Transaction Incentive Plan Recipients, shall indemnify, defend and hold harmless the Parent Group as provided in this Article 8, but only to the extent of payments under the Indemnity Insurance Policy pursuant to claims made under the Indemnity Insurance Policy (it being understood that payments shall be made under the Indemnity Insurance Policy only after satisfaction of the retention provisions of such policy).”  Schedule 8.3(b) attached hereto shall be Schedule 8.3(b) to the Agreement.

6.                                       All other terms of the Agreement shall remain in full force and effect in accordance with the terms thereof.

7.                                       Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as an agreement under seal as of the date first above written.

Charles River Associates Incorporated

/s/ J. Phillip Cooper
By:	J. Phillip Cooper
Title:	Executive Vice President, Chief Financial Officer and Treasurer

IP Acquisition Corp.

/s/ J. Phillip Cooper
By:	J. Phillip Cooper
Title:	Vice President and Treasurer

InteCap, Inc.

/s/ William E. Dickenson
By:	William E. Dickenson
Title:	Chief Executive Officer

Company Stockholder Representative:

/s/ William E. Dickenson
Name: William E. Dickenson

Schedules and Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

The following schedules and exhibits to the First Amendment to Agreement and Plan of Merger were omitted from this Exhibit 2.2 pursuant to Item 601(b)(2) of Regulation S-K.  We agree to furnish supplementally to the Securities and Exchange Commission copies of these omitted schedules and exhibits upon request.

Updated Disclosure Letter of InteCap, Inc.

Exhibit I – Agreement regarding Indemnity Insurance Policy